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EXHIBIT 10.26

                  EMPLOYMENT TERMINATION AND RELEASE AGREEMENT


               This EMPLOYMENT TERMINATION AND RELEASE AGREEMENT (hereinafter referred to as the "Agreement") is made and entered into by and among JOHN J. CONEFRY, JR. (referred to below as "You" or "Your"), ASTORIA FEDERAL SAVINGS AND LOAN ASSOCIATION (referred to below as the "Company") and ASTORIA FINANCIAL CORPORATION (referred to below as the "Holding Company").

                              PRELIMINARY STATEMENT

               Your employment with the Holding Company and/or the Company is being terminated. The Holding Company is prepared to pay You severance benefits, but will do so only if You give up Your rights to bring or participate in certain types of lawsuits. By signing this Agreement, You will give up those rights, and the Holding Company will agree to pay You severance benefits. This Agreement was given to You on November 21, 2000. This Agreement will be of no force or effect unless it is properly signed and returned to the Company no later than December 29, 2000.

YOU SHOULD THOROUGHLY REVIEW AND UNDERSTAND THE TERMS, CONDITIONS AND EFFECT OF THIS AGREEMENT. THEREFORE, YOU HAVE A MINIMUM OF TWENTY-ONE (21) DAYS AFTER THIS AGREEMENT IS GIVEN TO YOU TO CONSIDER IT BEFORE SIGNING IT. YOU ARE ADVISED TO CONSULT WITH AN ATTORNEY BEFORE YOU SIGN.

                                    AGREEMENT

               1. You shall resign from your position as an operating officer, as well as from any and all other positions that You hold in Your capacity as an employee of the Holding Company, the Company and their direct or indirect subsidiaries and affiliates, effective at the close of business on December 29, 2000 (the "Termination Date"). Your resignation shall have no effect on Your status as a non-employee Vice Chairman and director of the Company or the Holding Company and shall result in the commencement, on the day after the Termination Date, of the Consulting Period under the Litigation Advisory Committee Consulting Agreement between You and the Holding Company made and entered into as of April 2, 1998 (the "Litigation Committee Agreement").

               2. Your compensation and fringe benefits as an employee will continue through the Termination Date in accordance with Your Employment Agreement dated April 2, 1998 by and between You and the Holding Company. You acknowledge that, because Your Termination Date is prior to January 1, 2001, You will not be eligible for a bonus under the Astoria Financial Corporation Executive Officer Annual Incentive Plan for the fiscal year ending December 31, 2000. In recognition of this fact, the Company will pay You on or before January 26, 2001 (or, if later, the date on which this Agreement becomes irrevocable) such sum as would have been due and payable

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to you pursuant to the Astoria  Financial  Corporation  Executive Officer Annual
Incentive Plan had Your employment not terminated until after December 31, 2000 based upon the terms and conditions of the Astoria Financial Corporation Executive Officer Annual Incentive Plan consistently applied to all of the
Astoria  Financial   Corporation   Executive  Officer  Annual  Incentive  Plan's
participants for the 2000 Plan year. In addition, the Company will provide to you a continuation of Your life, health and medical insurance coverages upon the same terms and conditions that would apply to you as an active employee
(including, but not limited to, premium sharing arrangements, deductibles and co-payments) for a period of 3 years beginning on the Termination Date (the "Continued Benefits"). Any period for which You may be entitled to elect "continuation coverage" under any applicable federal, state or local law shall not commence running until the expiration of the period for which Continued Benefits are provided hereunder. You acknowledge that, because Your Termination Date is prior to December 31, 2000, You will not be eligible for a year end allocation under the Astoria Federal Savings and Loan Association Employee Stock Ownership Plan (the "ESOP") for the fiscal year ending December 31, 2000. In recognition of this fact, the Company will pay You as soon as practicable following the determination of what such allocation would have been had You been employed by the Company through December 31, 2000 (or, if later, the date on which this Agreement becomes irrevocable) such sum in cash as would have been due and payable to you pursuant to the ESOP had Your employment not terminated until after December 31, 2000 based upon the terms and conditions of the ESOP consistently applied to all of the ESOP's participants for the 2000 Plan year. Such payments shall be subject to deductions for applicable federal, state and local withholding taxes.

               3. The Company will provide You with all of the post-employment benefits for which You are eligible under the Company's post-employment benefit plans, in accordance with the plans' prevailing terms and conditions. You acknowledge that such benefits do not include benefits under any severance benefits or plans, however denominated, maintained by the Company or the Holding Company. In addition, the Company will pay You $5,426,127.08 on January 12, 2001 (or, if later, the date on which the Agreement becomes irrevocable), representing the aggregate amount potentially due to You pursuant to sections 9(b)(iv), (v), (vi) and (vii) of the Employment Agreement between You and the Holding Company dated April 2, 1998 (the "Employment Agreement"). All such compensation and benefits shall be subject to deductions for applicable federal, state and local withholding taxes. You will be deemed fully vested in all restricted stock awards and unexercised stock options outstanding to You as of December 29, 2000 under any stock option or restricted stock plan, program or arrangement of the Company or the Holding Company. For purposes of determining any post-termination exercise period for Your outstanding stock options, the Termination Date shall be considered the date of termination of Your employment, notwithstanding Your continued performance of service as a non-employee director or pursuant to the Litigation Advisor Committee Consulting Agreement. In making these payments, neither the Company nor the Holding Company concedes that it is contractually liable for them under the Employment Agreement.

               4. You hereby agree that You, on behalf of Yourself and also on behalf of any other person or persons claiming or deriving a right from You, unconditionally and irrevocably forever release and discharge the Company, the Holding Company and their respective shareholders,

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agents,   servants,   employees,    directors,   officers,   affiliates   and/or
subsidiaries, and any shareholders, agents, servants, employees, directors and/or officers of all such affiliates and/or subsidiaries and their respective heirs, successors and assigns ("the Releasees") from any and all charges,
complaints,    claims,   liabilities,    obligations,    promises,   agreements,
controversies, actions, demands, debts, costs, expenses, damages, injuries or causes of action ("Claims") which You now have, or ever have had, arising out of Your employment by, or termination of employment by, the Holding Company and/or the Company, up to and including the date on which You sign this Agreement, whether arising in equity or pursuant to any law, rule or regulation, including any Claims of which You are not aware or do not suspect to exist as of the date on which You sign this Agreement, and specifically including claims under section 9 of the Employment Agreement; provided, however, that nothing contained herein shall be deemed a release or waiver of Your rights pursuant to Section 6 of Your Employment Agreement dated April 2, 1998 by and between You and the Holding Company.

               5. The release contained in Paragraph 4 of this Agreement includes, but is not limited to, any Claims that You (or any person or persons claiming or deriving a right from You) may have based on discrimination due to age, race, sex, religion or national origin, or any other claims pursuant to the Worker Adjustment and Retraining Notification Act, the Age Discrimination in Employment Act of 1967, as amended, the National Labor Relations Act, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1866, the Family and Medical Leave Act, the Rehabilitation Act of 1973, the Americans with Disabilities Act, the Equal Pay Act, the Fair Labor Standards Act, the Employee Retirement Income Security Act of 1974, as amended, the Internal Revenue Code of 1986, as amended, Executive Orders Nos. 11246 and 11141, the New York Human Rights Law, the New York Equal Pay Law, the New York Equal Rights Law, and any other federal, state or local statute, rule, constitutional provision, regulation, ordinance or common law, including, but not limited to, those for wrongful discharge, fraud, intentional or negligent infliction of emotional distress and breach of any expressed or implied covenant of good faith and fair dealing, and including but not limited to, any Claims for recovery of attorney's fees. YOU UNDERSTAND THAT BY SIGNING THIS RELEASE, YOU ARE GIVING UP ALL RIGHTS THAT YOU HAVE UNDER THESE AND OTHER LAWS.

               6.   You acknowledge that:

               (a) the payments and benefits provided in Paragraphs 2 and 3 of this Agreement ("Additional Benefits") are in consideration for the release contained herein and are in addition to what You are otherwise entitled to receive from the Company;

               (b) You have been advised to consult an attorney before signing this Agreement and have been afforded the opportunity to do so;

               (c) You have had the opportunity to consider this Agreement for at least 21 days;

               (d) You have read this Agreement in its entirety, understand its terms, and knowingly and voluntarily consent to its terms and conditions;


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               (e)  the  releases  made  by You in  Paragraphs  4 and 5 of  this
        Agreement are made knowingly and voluntarily, and without coercion by the Company, the Holding Company or any of the Releasees; and

               (f) the  filing  of a Claim  against  the  Company,  the  Holding
        Company or any of the Releasees by You (or any person or persons claiming or deriving a right from You) shall be a violation of this Agreement resulting in Your obligation to repay to the Company the Additional Benefits You have received in consideration of the releases made by You in Paragraphs 4 and 5 of this Agreement and forfeiture of Your rights to any future Additional Benefits, in addition to any costs or liabilities that may be imposed on You by a court for a violation of this Agreement.

               7. The Holding Company and the Company agree that upon Your execution of this Agreement, the Holding Company shall cause to be released a press release which shall contain a statement as the termination of Your employment from the Holding Company and the reason(s) for such termination as set forth in Exhibit A to this Agreement. Neither the Holding Company or the Company will make any other disclosures concerning Your employment or other information regarding You except for confirming employment, job title, dates of service and rate of pay, plus additional information as, and only as, required pursuant to subpoena or otherwise required by law. You agree hereafter not to disclose or make reference to the terms of this Agreement except to Your attorney and Your immediate family or as required by law without the prior written consent of the Company. You further understand and agree that You shall not hereafter contact or communicate with employees of the Company or former employees of the Company regarding the subject matter of this Agreement and will not join in, facilitate or otherwise participate in any action, proceeding or investigation against the Company. To the extent provided by law, You will not be prohibited from filing claims, or participating in claims filed by others, with the Equal Employment Opportunity Commission.

               8. Neither Your termination of employment nor the execution of this Agreement shall affect our respective rights and obligations under the Litigation Committee Agreement or sections 6, 13, 14 or 15 of the Employment Agreement, all of which shall continue in effect. For purposes of determining the period during which sections 6, 13 and 15 of the Employment Agreement shall apply, the Termination Date shall be deemed to be the last day of the Employment Period and the date of termination of your employment.

               9. This Agreement constitutes the entire understanding between the parties, and supersedes any and all prior understandings and agreements between the parties.

               10.The parties acknowledge that no representations, promises, consideration or inducements have been made by the Company or by any of the Releasees to You other than what is contained in this Agreement.

               11.This Agreement may not be modified except by a writing signed by all parties.


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               12.The  parties   acknowledge  that  this  Agreement  does  not
constitute or imply any admission of liability by the Company, or by any of the Releasees, to You or to anyone deriving or claiming a right through You or on Your behalf.

               13.If any provision in this Agreement is declared or determined by any court to be illegal, void, or unenforceable, the illegality or unenforceability of such provision shall have no effect upon, and shall not impair, the enforceability or validity of any other provisions in this Agreement.

               14.You agree and understand that any action by You in violation of this Agreement shall void the Company's payments to You of all Additional Benefits provided for herein and shall require Your immediate repayment of the value of all consideration paid to You pursuant to this Agreement, and shall further require You to pay all reasonable costs and attorneys' fees in defending any action You bring plus any other damages to which the Company may be entitled. You further consent to the issuance of a temporary restraining order and/or injunction as an appropriate remedy for violation of this Agreement and will not contest the entry of same if a violation is shown.

               15.This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

               16.The parties acknowledge that this Agreement will only become effective and irrevocable on the eighth day following the day it is signed by You and delivered by You to the Company and only if it is delivered by You to the Company no later than December 29, 2000. You may revoke this Agreement at any time prior to its effective date by giving written notice of revocation to the Company by registered or certified mailed addressed as follows: Astoria Federal Savings and Loan Association, One Astoria Federal Plaza, Lake Success, New York 11042-1085, Attention: General Counsel. No payments will be made or benefits provided until this Agreement has become irrevocable.

               IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first herein written.


                                                ASTORIA FEDERAL SAVINGS AND LOAN
                                                ASSOCIATION



/s/ John J. Conefry, Jr.                 By:/s/ George L. Engelke, Jr.
----------------------------                --------------------------
Employee Signature                          Name:George L. Engelke, Jr.
                                            Title: Chairman, President and
                                                   Chief Executive Officer


November 21, 2000                           November 21, 2000
----------------------------------          -----------------------------------
Date of Signature                           Date of Delivery of Signed Agreement


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ASTORIA FINANCIAL CORPORATION



By:    /s/ George L. Engelke, Jr.
       ------------------------------
       Name:   George L. Engelke, Jr.
       Title:  Chairman, President and
               Chief Executive Officer

Exhibit A

                                                Contact:    Peter J. Cunningham
                                                            First Vice President
                                                            Investor Relations
                                                            516-327-7877


FOR IMMEDIATE RELEASE

     JOHN J. CONEFRY, JR., VICE CHAIRMAN, TO RESIGN AS AN OPERATING OFFICER
                        OF ASTORIA FINANCIAL CORPORATION

Lake Success, New York, November 22, 2000 -- George L. Engelke, Jr. Chairman, President and Chief Executive Officer of Astoria Financial Corporation (Nasdaq:
ASFC), announced today that Astoria Financial Corporation has agreed, effective December 29, 2000, to accept the resignation of John J. ("Jay") Conefry, Jr. as an operating officer of Astoria Financial Corporation. No replacement will be named for Mr. Conefry, who will continue to serve as a Vice Chairman of the Board of Directors of Astoria Financial Corporation and Astoria Federal Savings and Loan Association. Mr. Engelke commented, "We are grateful for the significant contribution Jay Conefry made to Astoria in assisting with the seamless integration of The Long Island Savings Bank, FSB into Astoria Federal Savings and Loan Association following its acquisition by Astoria Financial Corporation. We are also very pleased that Jay will continue to serve as a director." In accordance with his employment contract, Mr. Conefry will receive a severance payment which will result in an after-tax charge to operations in the fourth quarter ending December 31, 2000 of approximately $3.5 million, or $0.07 per diluted common share.

       Astoria Financial Corporation, the holding company for Astoria Federal Savings and Loan Association with assets of $22.2 billion, is the second largest thrift institution in New York and sixth largest in the United States. Astoria Federal, through its 87 banking offices, provides retail banking, mortgage, consumer and small business loan services to 700,000 customers. Astoria commands the third largest deposit market share in the attractive Long Island market, which includes Brooklyn, Queens, Nassau and Suffolk counties with a population exceeding that of 39 individual states. Astoria originates mortgage loans through an extensive broker network and/or loan production offices in fourteen states: New York, New Jersey, Connecticut, Pennsylvania, Ohio, Massachusetts, Delaware, Maryland, Illinois, Virginia, North Carolina, South Carolina, Georgia and Florida.


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